Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports Second Quarter 2016 Net Income of $0.80, Net Income Excluding the Impact of the LPT of $0.57 and Operating Income of $0.45 per Diluted Share
Second Quarter Return on Equity of 12.8% and Operating Return on Equity of 6.7%

•	Second quarter net income, net income excluding the impact of the LPT and operating income of $26.3 million, $18.7 million and $14.9 million, respectively.

•	Second quarter combined ratio and combined ratio excluding the impact of the LPT of 94.5% and 98.8%, respectively, an improvement of 2.5 and 0.0 percentage points, year over year, respectively.

•	Second quarter net written premiums of $188.7 million, an increase of $0.4 million year-over-year.

•	GAAP book value per share of $26.04, book value per share of $31.60 and adjusted book value per share of $27.82 increased 17%, 11% and 9%, respectively, year-over-year.

•	Board of Directors approved quarterly dividend per share of $0.09.

•	In-force payroll exposure increased 1.0% overall and 0.2% in California year-over-year.

•	In-force policies were flat overall, while policy count declined 5.6% in California year-over-year.

•	Net rate decreased 3.0% overall.

•	Net earned premiums increased 3.7% in the quarter, driven primarily by higher final audit premiums year-over-year.

•	Net investment income was flat in the quarter, year-over-year.
Reno, Nevada-July 27, 2016-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported net income and net income excluding the impact of the LPT of $26.3 million, or $0.80 per diluted share, and $18.7 million, or $0.57 per diluted share, respectively, for the second quarter of 2016. Operating income was $14.9 million, or $0.45 per diluted share, for the quarter ended June 30, 2016. The Company’s loss ratio before the LPT increased approximately one percentage point in the quarter. The Company’s commission expense ratio declined one percentage point while the other underwriting expense ratio was relatively unchanged over the previous year’s second quarter. Per diluted share amounts also benefited from the impact of $5.9 million in share repurchases.

Highlights(1)
(in millions, except per share amounts and percentages)	Three Months Ended June 30,				Six Months Ended June 30,
	2016	2015	Change		2016	2015	Change
Net written premiums	$188.7	$188.3	—%		$377.4	$360.2	5%
Total revenues	$201.8	$190.9	6%		$393.8	$368.1	7%

Operating income	$14.9	$16.5	(10)%		$31.8	$26.6	20%
Operating income per diluted share	$0.45	$0.51	(12)%		$0.96	$0.82	17%
Net income	$26.3	$29.2	(10)%		$47.3	$43.2	9%
Net income per diluted share	$0.80	$0.90	(11)%		$1.44	$1.33	8%
Net income before the impact of the LPT(2)	$18.7	$17.6	6%		$36.6	$28.4	29%
Net income before the impact of the LPT per diluted share(2)	$0.57	$0.54	6%		$1.11	$0.87	28%

Diluted weighted average shares outstanding	33,044,099	32,507,496	2%		32,953,524	32,483,230	1%

Combined ratio	94.5%	92.0%	2.5	pts	94.7%	95.7%	(1.0)	pts
Combined ratio before the impact of the LPT	98.8%	98.8%	—	pts	97.8%	100.2%	(2.4)	pts

Operating return on equity	6.7%	8.2%	(1.5)	pts	7.2%	6.6%	0.6	pts
Return on equity	12.8%	16.4%	(3.6)	pts	11.8%	12.3%	(0.5)	pts

				Change from
	June 30,	December 31,	June 30,	December 31,	June 30,
	2016	2015	2015	2015	2015
Book value per share(3)	$31.60	$29.50	$28.39	7%	11%
Adjusted book value per share(4)	$27.82	$26.90	$25.60	3%	9%
GAAP book value per share	$26.04	$23.62	$22.30	10%	17%

(1) See Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP for additional definitions and calculations.
(2) The Loss Portfolio Transfer (“LPT”) Agreement was a non-recurring transaction that does not result in ongoing cash benefits.
(3) Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
(4) Adjusted book value per share is book value less accumulated other comprehensive income, net, divided by the number of common shares outstanding.
Chief Executive Officer Douglas Dirks commented on the results:
“Our positive results in the quarter were impacted by four large losses totaling approximately $6.5 million in excess of expected large losses. Every day, businesses and individuals face a variety of risks. We allow select businesses to exchange the risk of a large loss for the certainty of smaller periodic payments – premiums. This results in a transfer of risk for covered losses and the assumed risk has two dimensions: “frequency,” how often losses occurs; and “severity,” how costly losses can be. Small businesses, the kind we underwrite, generally have fewer and less severe losses. Occasionally, however, large losses do occur and this is to be expected.
Favorably, in the second quarter of this year, frequency improved relative to the same period last year. Severity increased compared with last year’s second quarter due to the large loss activity, which raised our quarterly and annual provision rate for losses. We do not believe these four large losses are indicative of an underlying trend or cause for underwriting concerns. These were large, random losses and these are the kinds of losses expected in the insurance industry from time to time. Excluding the impact of the large losses, our current accident year loss estimate declined in the second quarter year-over-year, driven in large part by solid execution of our ongoing strategic initiatives.
Also in the second quarter and reflecting the confidence we have in our book of business, we renewed our reinsurance treaty and raised our retention rate from $7 million to $10 million, effective July 1, 2016. While this increased retention rate can lead to greater volatility in quarterly results, similar to what we experienced in this year’s second quarter, we believe a higher retention rate is in the long-term economic interest of the Company.
Our operating earnings per share declined six cents in the quarter compared with last year’s second quarter. Our adjusted book value per share increased 9% year-over-year at June 30th. We repurchased $5.9 million or 204,954 common shares at an average price of $28.71 per share.
We are confident in the strength of our balance sheet and we are pleased with the execution of our strategies in our markets, as we continued to retain high levels of policy retention in the quarter.”
Second Quarter 2016 Results
(All comparisons vs. second quarter 2015, unless noted otherwise).
Net income of $26.3 million after-tax decreased $2.9 million due to a $4.0 million decline in underwriting income. Underwriting income of $9.7 million decreased primarily due to a higher current accident year loss estimate (68.6% compared with 66.5% in last year’s second quarter) resulting from $6.5 million related to four large losses recognized in the second quarter which increased our losses and LAE. The large losses raised our loss provision rate by 3.7 percentage points in the quarter. Our assigned risk business raised the loss provision rate an additional 0.8 of a percentage point. Excluding the impact of the large losses and assigned risk business, our current accident year loss estimate of 64.1% declined 2.4 percentage points relative to last year’s second quarter. This decrease reflects the impact of key business initiatives, including an increased emphasis on the settlement of open indemnity claims, diversification of our risk exposure across our markets, non-renewing under-performing business, targeting profitable business across all of our markets, increasing rates on business in the Los Angeles area and continuing to grow in other territories in California and outside California.
Underwriting results

•	The combined ratio before the impact of the LPT remained strong at 98.8%.

•	The loss ratio before the LPT of 67.4% increased 1.1 percentage point primarily due to the large loss activity mentioned previously.

•	The commission expense ratio of 12.4% declined one point.

•	The underwriting and other expense ratio was generally flat at 19.0%.

The Company’s results were also impacted by favorable prior period development in LPT reserves and re-estimation of the LPT contingent profit commission which collectively lowered losses and LAE $4.9 million and raised GAAP net income by $4.9 million or $0.15 per diluted share.
Gross written premiums of $190.6 million were flat year-over-year however there was a $10.3 million increase in final audit premium year-over-year, offset by a slight decline in new and renewal premium. Gross written premium in states outside California grew 1.1% while gross written premium in California decreased by 4.4%. Policy count outside of California grew 6.5% while policy count in California declined 5.6%.
Net rate (total in-force premiums divided by total insured payroll exposure) decreased 3.0%.
Net investment income of $18.4 million pre-tax was flat relative to the second quarter of last year. Net realized gains on investments were $6.0 million in the second quarter compared with $1.9 million in the second quarter of last year.
Stockholders’ Equity including the Deferred Gain
Stockholders’ equity plus Deferred reinsurance gain - LPT Agreement was $1,026.0 million, an increase of 8.0% from year-end 2015, including an increase in after-tax net unrealized investment gains of $39.2 million from year-end 2015. After-tax net unrealized investment gains were $122.8 million compared to $83.6 million at year-end 2015. Also, at the end of the second quarter, the ratio of debt to capital was 3.0%. The Company repurchased 204,954 shares in the quarter ended June 30, 2016 at an average price of $28.71 per share, including commissions, for a total of $5.9 million.
The Board of Directors declared a third quarter 2016 dividend of nine cents per share. The dividend is payable on August 24, 2016 to stockholders of record as of August 10, 2016.
Conference Call and Web Cast; Form 10-Q; Supplemental Information
The Company will host a conference call on Thursday, July 28, 2016, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (404) 537-3406 or (855) 859-2056 with a pass code of 50485469.
EHI expects to file its Form 10-Q for the quarter ended June 30, 2016, with the Securities and Exchange Commission (“SEC”) on or about Thursday, July 28, 2016. The Form 10-Q will be available without charge through the EDGAR system at the SEC's web site and will also be posted on the Company's website, www.employers.com, through the “Investors” link.
The Company provides a list of portfolio securities in the Calendar of Events, “Investors” section of its website at www.employers.com. The Company also provides investor presentations on its website.
Forward-Looking Statements
In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's loss activity, book of business, and reinsurance program. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).
Contact:
Media: Ty Vukelich, (775) 327-2677, tvukelich@employers.com.
Analysts: Vicki Erickson Mills, (775) 327-2794, vericksonmills@employers.com.
Copyright © 2016 EMPLOYERS. All rights reserved. EMPLOYERS® and America's small business insurance specialist. ® are registered trademarks of Employers Insurance Company of Nevada. Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low to medium hazard industries. Insurance subsidiaries include Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company.  Additional information can be found at: http://www.employers.com.

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2016	2015	2016	2015
Revenues	(unaudited)		(unaudited)
Gross premiums written	$190,600	$190,600	$381,300	$364,600
Net premiums written	$188,700	$188,300	$377,400	$360,200
Net premiums earned	$176,900	$170,600	$349,500	$329,600
Net investment income	18,400	18,400	36,200	35,300
Net realized gains on investments	6,000	1,900	7,500	3,100
Other income	500	—	600	100
Total revenues	201,800	190,900	393,800	368,100

Expenses
Losses and loss adjustment expenses	111,700	101,500	219,000	207,700
Commission expense	21,900	22,900	42,200	41,600
Underwriting and other operating expenses	33,600	32,500	69,900	66,000
Interest expense	400	700	800	1,400
Total expenses	167,600	157,600	331,900	316,700

Net income before income taxes	34,200	33,300	61,900	51,400
Income tax expense	7,900	4,100	14,600	8,200
Net income	$26,300	$29,200	$47,300	$43,200

Comprehensive income
Unrealized gains (losses) during the period (net of tax expense of $12,600 and $(13,300) for the three months ended June 30, 2016 and 2015, respectively, and $23,800 and $(8,300) for the six months ended June 30, 2016 and 2015, respectively)	$23,300	$(24,600)	$44,100	$(15,400)
Reclassification adjustment for realized gains in net income (net of taxes of $2,100 and $700 for the three months ended June 30, 2016 and 2015, respectively, and $2,600 and $1,100 for the six months ended June 30, 2016 and 2015, respectively)	(3,900)	(1,200)	(4,900)	(2,000)
Other comprehensive income (loss), net of tax	19,400	(25,800)	39,200	(17,400)
Total comprehensive income	$45,700	$3,400	$86,500	$25,800

Employers Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
	As of	As of
(in thousands, except share data)	June 30, 2016	December 31, 2015
Assets	(unaudited)
Available for sale:
Fixed maturity securities at fair value (amortized cost $2,205,500 at June 30, 2016 and $2,221,100 at December 31, 2015)	$2,326,500	$2,288,500
Equity securities at fair value (cost $113,400 at June 30, 2016 and $137,500 at December 31, 2015)	181,400	198,700
Short-term investments at fair value (amortized cost $2,000 at June 30, 2016)	2,000	—
Total investments	2,509,900	2,487,200
Cash and cash equivalents	128,200	56,600
Restricted cash and cash equivalents	2,400	2,500
Accrued investment income	20,600	20,600
Premiums receivable (less bad debt allowance of $9,900 at June 30, 2016 and $12,200 at December 31, 2015)	330,400	301,100
Reinsurance recoverable for:
Paid losses	7,300	7,700
Unpaid losses	598,800	628,200
Deferred policy acquisition costs	48,400	44,300
Deferred income taxes, net	41,100	67,900
Property and equipment, net	23,100	24,900
Intangible assets, net	8,400	8,500
Goodwill	36,200	36,200
Contingent commission receivable—LPT Agreement	31,100	29,200
Other assets	46,500	40,900
Total assets	$3,832,400	$3,755,800
Liabilities and stockholders’ equity
Claims and policy liabilities:
Unpaid losses and loss adjustment expenses	$2,332,300	$2,347,500
Unearned premiums	336,100	308,900
Total claims and policy liabilities	2,668,400	2,656,400
Commissions and premium taxes payable	50,700	52,500
Accounts payable and accrued expenses	16,900	24,100
Deferred reinsurance gain—LPT Agreement	180,700	189,500
Notes payable	32,000	32,000
Other liabilities	38,400	40,500
Total liabilities	$2,987,100	$2,995,000
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,078,919 and 55,589,454 shares issued and 32,463,660 and 32,216,480 shares outstanding at June 30, 2016 and December 31, 2015, respectively	$600	$600
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued	—	—
Additional paid-in capital	367,900	357,200
Retained earnings	723,500	682,000
Accumulated other comprehensive income, net	122,800	83,600
Treasury stock, at cost (23,615,259 shares at June 30, 2016 and 23,372,974 shares at December 31, 2015)	(369,500)	(362,600)
Total stockholders’ equity	845,300	760,800
Total liabilities and stockholders’ equity	$3,832,400	$3,755,800

Employers Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
(in thousands)	2016	2015
Operating activities	(unaudited)
Net income	$47,300	$43,200
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,300	3,600
Stock-based compensation	3,200	2,700
Amortization of premium on investments, net	7,400	6,100
Allowance for doubtful accounts	(2,300)	2,400
Deferred income tax expense	5,600	3,700
Realized gains on investments, net	(7,500)	(3,100)
Excess tax benefits from stock-based compensation	(1,300)	(700)
Other	—	100
Change in operating assets and liabilities:
Premiums receivable	(27,000)	(21,200)
Reinsurance recoverable for paid and unpaid losses	29,800	31,800
Federal income taxes	1,500	—
Unpaid losses and loss adjustment expenses	(15,200)	(15,200)
Unearned premiums	27,200	30,600
Accounts payable, accrued expenses and other liabilities	(9,200)	8,300
Deferred reinsurance gain—LPT Agreement	(8,800)	(11,900)
Contingent commission receivable—LPT Agreement	(1,900)	(2,800)
Other	(11,700)	(14,900)
Net cash provided by operating activities	41,400	62,700
Investing activities
Purchase of fixed maturity securities	(196,400)	(256,600)
Purchase of equity securities	(34,900)	(65,700)
Proceeds from sale of fixed maturity securities	111,700	50,700
Proceeds from sale of equity securities	65,600	16,300
Proceeds from maturities and redemptions of investments	91,900	156,300
Capital expenditures	(2,400)	(5,600)
Change in restricted cash and cash equivalents	100	4,200
Net cash provided by (used in) investing activities	35,600	(100,400)
Financing activities
Acquisition of treasury stock	(6,900)	—
Cash transactions related to stock-based compensation	6,200	2,400
Dividends paid to stockholders	(5,900)	(3,800)
Payments on notes payable and capital leases	(100)	(300)
Excess tax benefits from stock-based compensation	1,300	700
Net cash used in financing activities	(5,400)	(1,000)
Net increase (decrease) in cash and cash equivalents	71,600	(38,700)
Cash and cash equivalents at the beginning of the period	56,600	103,600
Cash and cash equivalents at the end of the period	$128,200	$64,900

Glossary of Financial Measures and Reconciliation of Non-GAAP Financial Measures to GAAP
The Company uses the following measures to evaluate its financial performance for the periods presented. Certain measures are considered non-GAAP financial measures under applicable SEC rules and include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measures.
These non-GAAP financial measures exclude impacts related to the LPT Agreement deferred reinsurance gain. The 1999 LPT Agreement was a non-recurring transaction that does not result in ongoing cash benefits and, consequently, the Company believes these non-GAAP measures are useful in providing stockholders and management a meaningful understanding of the Company's operating performance. Some of these measures also exclude net realized gains, net of taxes, and/or accumulated other comprehensive income, net of taxes, and amortization of intangibles, net of taxes. Management believes these are important indicators of how well the Company creates value for its stockholders through its operating activities and capital management. These measures, as defined, are helpful to management in identifying trends in the Company's performance because the items excluded have limited significance in current and ongoing operations or can be impacted by both discretionary and other economic factors and may not represent operating trends.
The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. The non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable. Reconciliations of non-GAAP financial measures to their most directly comparable GAAP measures are provided in the following discussion.
Net Income before impact of the LPT Agreement is net income less (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Operating income is net income before the impact of the LPT excluding net realized gains on investments, net of taxes, and amortization of intangibles, net of taxes.
Reconciliation of Net Income to Net Income Before Impact of the LPT and Operating Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2016	2015	2016	2015
Net income	$26.3	$29.2	$47.3	$43.2
Less: Impact of the LPT Agreement	7.6	11.6	10.7	14.8
Net income before impact of the LPT	18.7	17.6	36.6	28.4
Less: Net realized gains on investments, net of taxes	3.9	1.2	4.9	2.0
Plus: Amortization of intangibles, net of taxes	0.1	0.1	0.1	0.2
Operating income	$14.9	$16.5	$31.8	$26.6

	Years Ended
	December 31,
(in millions)	2015	2014	2013
Net income	$94.4	$100.7	$63.8
Less: Impact of the LPT Agreement	20.4	55.0	37.9
Net income before impact of the LPT	74.0	45.7	25.9
Less: Net realized gains on investments, net of taxes	(7.0)	10.6	6.2
Plus: Amortization of intangibles, net of taxes	0.3	0.5	0.6
Operating income	$81.3	$35.6	$20.3

Reconciliation of Net Income per Share to Operating Income per Share

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Weighted average shares outstanding
Basic	32,629,525	32,066,981	32,521,672	31,906,401
Diluted	33,044,099	32,507,496	32,953,524	32,483,230

Basic earnings per common share
Net income	$0.81	$0.91	$1.45	$1.35
Less: Impact of the LPT Agreement	0.24	0.36	0.32	0.46
Net income before the impact of the LPT	0.57	0.55	1.13	0.89
Less: Net realized gains on investments, net of taxes	0.11	0.04	0.15	0.07
Plus: Amortization of intangibles, net of taxes	—	—	—	0.01
Operating income per basic share	$0.46	$0.51	$0.98	$0.83

Diluted earnings per common share
Net income	$0.80	$0.90	$1.44	$1.33
Less: Impact of the LPT Agreement	0.23	0.36	0.33	0.46
Net income before the impact of the LPT	0.57	0.54	1.11	0.87
Less: Net realized gains on investments, net of taxes	0.12	0.03	0.15	0.06
Plus: Amortization of intangibles, net of taxes	—	—	—	0.01
Operating income per diluted share	$0.45	$0.51	$0.96	$0.82
Deferred reinsurance gain–LPT Agreement (Deferred Gain) reflects the unamortized gain from the LPT Agreement. Under GAAP, this gain is deferred and amortized using the recovery method, whereby the amortization is determined by the proportion of actual reinsurance recoveries to total estimated recoveries, except for the contingent profit commission, which is amortized through June 30, 2024. The amortization is reflected in losses and LAE.
Stockholders' Equity Including the Deferred Gain is stockholders' equity including the Deferred reinsurance gain–LPT Agreement.
Average Stockholders' Equity Including the Deferred Gain is the sum of stockholders' equity including the deferred gain at the beginning and end of each of the periods presented divided by two.
Average stockholders' equity is the sum of stockholders' equity at the beginning and end of each of the periods presented divided by two.
Adjusted stockholders' equity is stockholders' equity including the Deferred Gain, less accumulated other comprehensive income, net.
Average adjusted stockholders' equity is the average of stockholders' equity including the deferred reinsurance gain-LPT Agreement, less accumulated other comprehensive income, net, for all quarters included in the calculation.
Book value per share is stockholders' equity including the Deferred Gain divided by the number of common shares outstanding.
Adjusted book value per share is adjusted stockholders' equity divided by the number of common shares outstanding.
GAAP book value per share is stockholders' equity divided by the number of common shares outstanding.

Reconciliation of Stockholders' Equity to Stockholders' Equity Including the Deferred Gain and Adjusted Stockholders' Equity

	As of		Years Ended
	June 30,		December 31,
(in millions, except share data)	2016	2015	2015	2014	2013
Stockholders' equity	$845.3	$714.5	$760.8	$686.8	$568.7
Deferred reinsurance gain–LPT Agreement	180.7	195.1	189.5	207.0	249.1
Stockholders' equity including the Deferred Gain	1,026.0	909.6	950.3	893.8	817.8
Less: Accumulated other comprehensive income, net	122.8	89.5	83.6	106.9	90.4
Adjusted stockholders' equity	$903.2	$820.1	$866.7	$786.9	$727.4

Common shares outstanding	32,463,660	32,036,774	32,216,480	31,493,828	31,299,930

Book value per share	$31.60	$28.39	$29.50	$28.38	$26.13
Adjusted book value per share	27.82	25.60	26.90	24.99	23.24
GAAP book value per share	26.04	22.30	23.62	21.81	18.17
Operating return on equity is the ratio of annualized operating income to adjusted average stockholders' equity for the periods presented.
Adjusted return on equity is the ratio of annualized net income before the LPT to average stockholders' equity including the Deferred Gain.
Return on equity is the ratio of annualized net income to average stockholders' equity for the periods presented.
Reconciliation of Operating Return on Equity and Adjusted Return on Equity to Return on Equity

	Three Months Ended		Six Months Ended		Years Ended
	June 30,		June 30,		December 31,
(in millions, except for percentages)	2016	2015	2016	2015	2015	2014
Annualized operating income	$59.6	$66.0	$63.6	$53.2
Operating income					$81.3	$35.6
Average adjusted stockholders' equity	895.0	809.2	885.0	803.5	826.8	757.2
Operating return on equity	6.7%	8.2%	7.2%	6.6%	9.8%	4.7%

Annualized net income before impact of the LPT	$74.8	$70.4	$73.2	$56.8
Net income before impact of the LPT					$74.0	$45.7
Average stockholders' equity including the Deferred Gain	1,008.1	911.6	988.2	901.7	922.1	855.8
Adjusted return on equity	7.4%	7.7%	7.4%	6.3%	8.0%	5.3%

Annualized net income	$105.2	$116.8	$94.6	$86.4
Net income					$94.4	$100.7
Average stockholders' equity	824.5	712.0	803.1	700.7	723.8	627.8
Return on equity	12.8%	16.4%	11.8%	12.3%	13.0%	16.0%

Calculation of Combined Ratio before the Impact of the LPT Agreement and Reconciliation to Current Accident Period Combined Ratio

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except for percentages)	2016	2015	2016	2015
	(unaudited)
Net premiums earned	$176.9	$170.6	$349.5	$329.6

Losses and loss adjustment expenses	111.7	101.5	219.0	207.7
Loss & LAE ratio	63.1%	59.5%	62.7%	63.0%

Amortization of Deferred Gain related to losses	$2.2	$2.3	$4.8	$4.8
Amortization of Deferred Gain related to contingent commission	0.5	0.5	1.0	1.0
LPT Reserve Adjustment	3.1	6.4	3.1	6.4
LPT Contingent Commission Adjustment	1.8	2.4	1.8	2.6
Loss & LAE before impact of LPT	$119.3	$113.1	$229.7	$222.5
Impact of LPT	4.3%	6.8%	3.0%	4.5%
Loss & LAE ratio before impact of LPT	67.4%	66.3%	65.7%	67.5%

Commission expense	$21.9	$22.9	$42.2	$41.6
Commission expense ratio	12.4%	13.4%	12.1%	12.6%

Underwriting & other operating expenses	$33.6	$32.5	$69.9	$66.0
Underwriting & other operating expenses ratio	19.0%	19.1%	19.9%	20.1%

Total expenses	$167.2	$156.9	$331.1	$315.3
Combined ratio	94.5%	92.0%	94.7%	95.7%

Total expense before impact of the LPT	$174.8	$168.5	$341.8	$330.1
Combined ratio before the impact of the LPT	98.8%	98.8%	97.8%	100.2%

Reconciliations to Current Accident Period Combined Ratio:
Losses & LAE before impact of LPT	$119.3	$113.1	$229.7	$222.5
Plus: Favorable (unfavorable) prior period reserve development	2.0	0.3	2.3	(1.4)
Accident period losses & LAE before impact of LPT	$121.3	$113.4	$232.0	$221.1

Losses & LAE ratio before impact of LPT	67.4%	66.3%	65.7%	67.5%
Plus: Favorable (unfavorable) prior period reserve development ratio	1.2	0.2	0.7	(0.4)
Accident period losses & LAE ratio before impact of LPT	68.6%	66.5%	66.4%	67.1%

Combined ratio before impact of the LPT	98.8%	98.8%	97.8%	100.2%
Plus: Favorable (unfavorable) prior period reserve development ratio	1.2	0.2	0.7	(0.4)
Accident period combined ratio before impact of LPT	100.0%	99.0%	98.5%	99.8%
Gross Premiums Written. Gross premiums written is the sum of both direct premiums written and assumed premiums written before the effect of ceded reinsurance. Direct premiums written represents the premiums on all policies the Company's insurance subsidiaries have issued during the year. Assumed premiums written represents the premiums that the insurance subsidiaries have received from an authorized state-mandated pool.
Net Premiums Written. Net premiums written is the sum of direct premiums written and assumed premiums written less ceded premiums written. Ceded premiums written is the portion of direct premiums written that are ceded to reinsurers under reinsurance contracts. The Company uses net premiums written, primarily in relation to gross premiums written, to measure the amount of business retained after cession to reinsurers.
Losses and LAE before impact of the LPT Agreement. Losses and LAE less (a) amortization of Deferred Gain; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Losses and LAE Ratio. The losses and LAE ratio is a measure of underwriting profitability. Expressed as a percentage, it is the ratio of losses and LAE to net premiums earned.

Commission Expense Ratio. The commission expense ratio is the ratio (expressed as a percentage) of commission expense to net premiums earned.
Underwriting and Other Operating Expense Ratio. The underwriting and other operating expense ratio is the ratio (expressed as a percentage) of underwriting and other operating expense to net premiums earned.
Combined Ratio. The combined ratio represents a summary percentage of claims and expenses to net premiums earned. The combined ratio is the sum of the losses and LAE ratio, the commission expense ratio, and the underwriting and other operating expense ratio.
Combined Ratio before impacts of the LPT Agreement. Combined ratio before impacts of LPT is the GAAP combined ratio before (a) amortization of deferred reinsurance gain–LPT Agreement; (b) adjustments to LPT Agreement ceded reserves; and (c) adjustments to contingent commission receivable–LPT Agreement.
Book value per share. Equity including Deferred Gain divided by number of shares outstanding.
Net rate. Net rate, defined as total premium in-force divided by total insured payroll exposure, is a function of a variety of factors, including rate changes, underwriting risk profiles and pricing, and changes in business mix related to economic and competitive pressures.